UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

HCA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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THE FOLLOWING LETTER IS TO BE UTILIZED BY HOSPITAL CEOS FOR
COMMUNICATIONS WITH PHYSICIANS IN CONNECTION WITH THE MERGER.
SAMPLE LETTER FOR CEOS TO PHYSICIANS
Dear Dr. XXXX:
You may have seen media coverage recently of a merger agreement between our hospital’s parent company, HCA, and a private equity consortium that includes three respected private equity firms, as well as Dr. Thomas F. Frist, Jr. and certain members of his family. Should the transaction close, it is expected that members of HCA management would also become investors.
This means HCA would once again become a private company, for the third time in the organization’s 38-year history. I mention this because it is very reassuring that HCA has maintained, throughout its history, a consistent, reliable, “patients-first” approach to quality care. I have attached to this letter a press release announcing the agreement.
Let me share with you some thoughts from HCA’s chairman and CEO, from an email sent to HCA employees:
“After careful analysis, the special committee and the board have endorsed this transaction as being in the best interests of our shareholders. We are very pleased to have an experienced group of investors who are committed to maintaining our company’s culture of a patients-first approach to quality care. They are also committed to the welfare of our colleagues across the company who carry out that mission every day. These are the principles on which HCA was founded.”
Let me reiterate Jack’s sentiments, and assure you that for our hospital operations, for our staffs, our patients, and for you, this potential change of ownership should be a seamless transition. We will proceed, as we always have, with our mission of providing compassionate, quality care to the patients who rely on us every day.
Thank you.
Sincerely,
XXCEO
Important Additional Information Regarding the Merger will be Filed with the SEC
In connection with the proposed merger, HCA will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by HCA at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from HCA by directing such request to HCA Inc., Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203, telephone: (615) 344-2068.
HCA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of HCA’s participants in the solicitation, which may be different than those of HCA stockholders generally, is set forth in HCA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.